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                                                                     EXHIBIT 5.1


January 15, 1998



Craftmade International, Inc.
650 South Royal Lane, Suite #100
Coppell, Texas 75019-1037

Ladies and Gentlemen:

         We have acted as counsel to Craftmade International, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of the Registration Statement of the Company on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of 45,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), of the Company that may be issued pursuant to the Option to Purchase Common Stock of Craftmade International, Inc. granted to Kenneth Cancienne, dated December 31, 1992 and the Option to Purchase Common Stock of Craftmade International, Inc. granted to Michael Tims, dated December 31, 1992 (collectively the "Options"). The opinions expressed herein relate solely to, are based solely upon and are limited exclusively to, the internal substantive laws of the State of Texas, the corporate laws of the State of Delaware and applicable federal laws of the United States of America.

         In connection therewith, we have examined and relied upon the original, or copies certified to our satisfaction, of (i) the Certificate of Incorporation of the Company, as amended (the "Articles of Incorporation"), and the Bylaws of the Company, as amended (the "Bylaws"); (ii) the minutes and records of the corporate proceedings of the Company; (iii) the Options; (iv) such other documents and instruments as we have deemed necessary for the expression of the opinions contained herein; and (v) the specimen Common Stock certificate filed as Exhibit 4(a) to the Registration Statement on Form S-18 (File No. 33-33594-FW) of the Company filed with the Securities Exchange Commission under the Securities Act of 1933, as amended.

         In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies thereof. As to various questions of fact material to this opinion, where such facts have not been independently established, and as to the content and form of certain minutes, records, resolutions and other documents or writings of the Company, we have relied, to the extent we have deemed reasonably appropriate, upon representations or certificates of officers of the Company or governmental officials. Finally, we have assumed that all formalities required by the Company's Certificate of Incorporation, Bylaws and the General Corporate Laws of the State of Delaware will be complied with when the shares of Common Stock are issued.

         Based upon the foregoing, and having due regard for such legal considerations as we deem relevant, assuming that the cash consideration received by the Company in exchange for the issuance of Common Stock under the Options equals or exceeds the par value of such Common Stock, we are of the opinion that the 45,000 shares of Common Stock covered by the Registration Statement that may be issued from time to time in accordance with the terms of the Options have been duly authorized for issuance by the Company, and, when so issued in accordance with the terms and conditions of the Options, will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to this firm under "Legal Matters" in the Registration Statement.


                                       Very truly yours,

                                       /s/ HAYNES AND BOONE, LLP

                                       Haynes and Boone, LLP